SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2006

XM SATELLITE RADIO HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27441	54-1878819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1500 Eckington Place, N.E. Washington, DC	20002
(Address of principal executive offices)	(Zip Code)

(202) 380-4000

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Refinancing - Tender Offer for Existing Secured Notes. On April 12, 2006, we and our wholly owned subsidiary XM Satellite Radio Inc. commenced a cash tender offer to repurchase any and all of XM Satellite Radio Inc.’s outstanding 14% Senior Secured Discount Notes due 2009, 12% Senior Secured Notes due 2010 and Senior Secured Floating Rate Notes due 2009 (which currently bear interest at 10.18%), each of which is guaranteed by XM Satellite Radio Holdings Inc. In connection with and as part of the tender offer, we are soliciting consents to amend the indentures governing the 14% Notes, 12% Notes and Floating Rate Notes to eliminate substantially all of the restrictive covenants thereunder. We also intend to exercise our rights under the indentures to redeem any outstanding 14% Notes and Floating Rate Notes that are not purchased as part of the tender offer.

The tender offer and redemption are subject to the raising of sufficient funds in an offering of new senior notes of XM Satellite Radio Inc. We will need up to approximately $530 million of net proceeds to retire all of the 14% Notes, 12% Notes and Floating Rate Notes. It is anticipated that the new notes will be unsecured and will have lower interest rates than those of the existing senior notes, as well as a later maturity date.

New Credit Facility. In connection with our planned refinancing transactions, we have received or expect shortly to receive commitments with respect to a new $250 million revolving credit facility from a group of banks led by JPMorgan Chase Bank, N.A. and UBS Loan Finance LLC. We expect to have the right to increase the size of the facility by up to $100 million, with any increase to be syndicated on a “best efforts” basis with no lender being required to increase its commitment. For as long as more than $75 million in the aggregate of our existing senior secured notes remain outstanding, borrowings under the facility will be limited to $50 million.

The facility is expected to have a term of three years and serve as a standby facility for additional liquidity. Borrowings under the facility are expected to bear interest at a rate of LIBOR plus 150 to 225 basis points or an alternate base rate, to be the higher of the JPMorgan Chase prime rate and the Federal Funds rate plus 50 basis points, in each case plus 50 to 125 basis points. The facility will include a $120 million sublimit for letters of credit and a $5 million sublimit for swingline loans. We expect to pay a commitment fee of 37.5 to 50 basis points per year on unused portions of the facility. The new credit facility would be secured by substantially all of our assets other than specified property. The facility is expected to include customary events of default and require us to maintain at all times unrestricted cash and cash equivalents of at least $75 million.

Possible GM Prepayment; Refinancing Strategy. We are currently negotiating a series of amendments to our arrangements with General Motors, including a possible prepayment (subject to raising the necessary financing on terms acceptable to us) in the amount of approximately $240 million that would retire approximately $320 million of fixed payment obligations that would come due in 2007, 2008 and 2009. It is also contemplated that we would increase the size of our senior secured credit facility with GM, which may be used to finance payments that we owe to GM, from $100 million to $150 million and our ability to make up to $35 million of specified payments to GM in stock would be eliminated. The proposed amendments would also provide that in the event that we enter into a secured credit facility, the security arrangements on the GM facility would be subordinated to those of the new credit facility. We cannot assure you that we will be able to enter into or implement these amendments to our arrangements with GM.

In addition, as part of our overall refinancing strategy, we have and may continue to take advantage of opportunities to reduce our level of indebtedness and preferred stock in exchange for issuing common or other equity securities, if these transactions can be completed on favorable terms. However, we cannot assure you that we will be able to complete any such refinancing or deleveraging transactions, in whole or in part.

Except for any historical information, the matters we discuss in this Current Report on Form 8-K concerning our company contain forward-looking statements. Any statements in this Current Report on Form 8-K that are not statements of historical fact are intended to be, and are “forward-looking statements” under the safe harbor provided by Section 27(a) of the Securities Act. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans” and similar expressions are intended to identify forward-looking statements. The important factors discussed herein as well as factors identified in our filings with the SEC and those presented elsewhere by management from time to time, could cause actual results to differ materially from those indicated by the forward-looking statements made in this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XM SATELLITE RADIO HOLDINGS INC.

Date: April 17, 2006	By:	/s/ Joseph M. Titlebaum
Joseph M. Titlebaum
General Counsel and Secretary